SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 27, 2007

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On July 27, 2007, Varian Medical Systems, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A. ("BofA"), providing for an unsecured revolving credit facility that will enable the Company to borrow up to a maximum of $100 million at any one time (the "Credit Facility"). The Credit Facility is guaranteed by Varian Medical Systems Technologies, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. The proceeds of the Credit Facility shall be used for working capital, capital expenditures, permitted acquisitions and other lawful corporate purposes. The Credit Facility will expire, if not extended by mutual agreement of the Company and BofA, on July 27, 2009. Borrowings under the Credit Facility accrue interest either (i) based on LIBOR plus a margin of .45% to .70% based on a leverage ratio involving funded indebtedness and EBITDA (earnings before interest, tax and depreciation and amortization) or (ii) based upon a base rate of either the federal funds rate plus .05% or BofA's announced prime rate, which ever is greater, plus a margin of .45% to .70% based on a leverage ratio involving funded indebtedness and EBITDA, depending upon instructions from the Company to BofA as to whether advances are to be based on the LIBOR rate or the base rate. The Company may prepay, reduce or terminate the commitment without penalty.

The Credit Facility contains customary affirmative and negative covenants for facilities of this type that, among other things, require the Company to provide financial statements on a regular basis, obligate Varian Medical Systems Technologies to maintain ownership of its intellectual property and require notice to BofA in the event of any exclusive licenses of such intellectual property, and provide BofA with notice of any material claims against the Company or any defaults under the Credit Facility. It also contains covenants that restrict, subject to certain financial limits, the Company's ability to engage in certain actions, including restrictions on the granting of liens, making investments, providing guarantees, engaging in mergers, consolidations or acquisitions, selling off or disposing of substantial assets, paying dividends to stockholders and repurchasing its common stock. The Company has also agreed to maintain certain financial covenants relating to (i) leverage ratios involving funded indebtedness and EBITDA, (ii) liquidity and (iii) consolidated assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, "Entry into a Material Definitive Agreement", is incorporated by reference.

Item 3.03.	Material Modifications to Rights of Security Holders.

The Credit Facility contains a number of covenants including those described and set forth under Item 1.01, "Entry into a Material Definitive Agreement", which are incorporated by reference. In particular, the Credit Facility restricts, subject to certain financial limits, the Company's ability to pay dividends to stockholders and repurchase its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ JOHN W. KUO
Name: John W. Kuo Title: Corporate Vice President, General Counsel and Secretary

Dated: July 30, 2007